EXHIBIT 4.9

                  NATIONAL ENERGY GROUP, INC.
                  EMPLOYEE STOCK PURCHASE PLAN

                      ARTICLE I.  PURPOSE

     1.1 PURPOSE. The National Energy Group, Inc. Employee Stock Purchase Plan is intended to provide a method whereby employees of National Energy Group, Inc. and any subsidiary corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                   ARTICLE II.  DEFINITIONS

     2.1 BASE PAY. "Base Pay" shall mean regular straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

     2.2  COMMITTEE.     "Committee" shall mean the individuals described
in Article XI.

     2.3 EMPLOYEE. "Employee" means any person who is customarily employed on a full-time or part-time basis by the Company and is regularly scheduled to work more than 20 hours per week.

     2.4 SUBSIDIARY. "Subsidiary Corporation" shall mean any present or future corporation which (i) would be a "subsidiary corporation" of Company as that term is defined in 424 of the Code and (ii) is designated as a participant in the Plan by the Committee.

          ARTICLE III.  ELIGIBILITY AND PARTICIPATION

     3.1 INITIAL ELIGIBILITY. All persons who are Employees on the Effective Date (as hereinafter defined) shall have the right to participate in the Plan, excluding members of the Committee during their periods of service on the Committee. Therefore, with respect to any additional Offerings (as hereinafter defined) under the Plan, any Employee who shall have completed ninety (90) days' employment and shall be employed by the Company on the date such participation in the Plan is to become effective shall be eligible to participate in offerings under the Plan which commence on or after such ninety-day period has concluded.

     3.2 LEAVE OF ABSENCE. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence or return to full-time or part-time employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any option.

     3.3 RESTRICTIONS IN PARTICIPATION. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

               (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of 424(d) of the Code shall apply in determining stock ownership of any Employee); or

               (b) which permits his or her rights to purchase stock under all Employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000.00 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

     3.4 COMMENCEMENT OF PARTICIPATION. An eligible Employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Company on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below). Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when such authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Article VIII below.

                     ARTICLE IV.  OFFERINGS

     4.1 ANNUAL OFFERINGS. The Plan will be implemented by ten (10) semi-annual offerings of the Company's Common Stock (the "Offerings") commencing, respectively, on January 1 and July 1 of each of the years 1998, 1999, 2000, 2001 and 2002 and terminating on June 30 and December 31 of each such year, respectively. The maximum number of shares of the Common Stock of the Company that may be issued in the respective Offering shall be:

          --   From January 1, 1998 to June 30, 1998:  50,000 shares.

          -- From July 1, 1998 to December 31, 1998: 50,000 shares plus unissued shares from the prior Offering, whether offered or not.

          -- From January 1, 1999 to June 30, 1999: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

          -- From July 1, 1999 to December 31, 1999: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

          --   From January 1, 2000 to June 30, 2000:   50,000 shares plus
               unissued shares from the prior Offerings, whether offered or not.

          -- From July 1, 2000 to December 31, 2000: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

          -- From January 1, 2001 to June 30, 2001: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

          -- From July 1, 2001 to December 31, 2001: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

          -- From January 1, 2002 to June 30, 2002: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

          -- From July 1, 2002 to December 31, 2002: 50,000 shares plus unissued shares from the prior Offerings, whether offered or not.

     In any six-month Offering, the maximum number of shares to be issued shall be 50,000 shares, plus any unissued shares, whether offered or not, from the immediately preceding six-month Offering. As used in the Plan, "Offering Commencement Date" means the January 1 or July 1, as the case may be, on which the particular Offering begins and "Offering Termination Date" means the June 30 or December 31 as the case may be, on which the particular Offering terminates. The Committee may in its discretion, change one or more semi-annual Offerings to annual Offerings. In each such annual Offering, the maximum number of shares that may be issued shall be 100,000 shares, plus any unissued shares, whether offered or not, from the immediately preceding Offering.

                 ARTICLE V.  PAYROLL DEDUCTIONS

     5.1 AMOUNT OF DEDUCTION. At the time a participant files an authorization for payroll deduction, the Employee shall elect to have deductions made on each payday during the time he or she is a participant in an Offering at the rate of not less than 1%, nor more than 10% of his or her base pay in effect at the Offering Commencement Date of such Offering. In the case of a part-time hourly Employee, such Employee's base pay during the Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering.

     5.2 PARTICIPANT'S ACCOUNT. All payroll deductions made for a participant shall be credited to the Employee's account under the Plan. A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in 5.4 hereof.

     5.3 CHANGES IN PAYROLL DEDUCTIONS. A participant may discontinue his or her participation in the Plan as provided in Article VIII, but no other change can be made during an Offering and, specifically, a participant may not alter the amount of his or her payroll deductions for that Offering.

     5.4 LEAVE OF ABSENCE. If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in his or her account pursuant to 7.2 hereof, (b) to discontinue contributions to the Plan but remain a participant in the Plan, or (c) remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan deductions.

                ARTICLE VI.  GRANTING OF OPTION

     6.1 NUMBER OF OPTION SHARES. On the Commencement Date of each Offering, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock of the Company equal to an amount determined as follows: an amount equal to (i) that percentage of the Employee's base pay which he or she has elected to have withheld (but not in any case in excess of 10%), multiplied by (ii) the Employee's base pay during the period of the Offering, divided by (iii) 85% of the market value of the stock of the Company on the applicable Offering Commencement Date. The market value of the Company's stock shall be determined as provided in paragraphs (a) and (b ) of 6.2 below. An Employee's base pay during the period of an Offering shall be determined by multiplying his or her normal weekly rate of pay (as in effect on the last day prior to the Commencement Date of the particular Offering) by 26, PROVIDED that, in the case of a part-time hourly Employee, the Employee's base pay during the period of an Offering shall be determined by multiplying such Employee's hourly rate by the number of regularly scheduled hours of work for such Employee during such Offering.

     6.2 OPTION PRICE. The option price of stock purchased with payroll deductions made during such Offering for a participant therein shall be the lower of:

          (a) 85% of the closing price of the stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

          (b) 85% of the closing price of the stock on the Offering Termination Date or the nearest prior business day on which trading occurred on the NASDAQ National Market System; or

          (c) if the Common Stock of the Company is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for purposes of the Offering by the Committee.

                ARTICLE VII.  EXERCISE OF OPTION

     7.1 AUTOMATIC EXERCISE. Unless a participant gives written notice to the Company as hereinafter provided, the option for the purchase of stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of stock which the accumulated payroll deductions in his or her account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the Employee pursuant to 6.1), and any excess in his or her account at that time will be returned to him.

     7.2 WITHDRAWAL OF ACCOUNT. By written notice to the Company, at any time prior to the Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions in his or her account at such time.

     7.3 FRACTIONAL SHARES. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any Employee promptly following the termination of an Offering, without interest.

     7.4 TRANSFERABILITY OF OPTION. During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

     7.5 DELIVERY OF STOCK. As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the stock purchased upon exercise of his or her option.

                   ARTICLE VIII.  WITHDRAWAL

     8.1 IN GENERAL. As indicated in 7.2, a participant may withdraw payroll deductions credited to such account under the Plan at any time by giving written notice to the Company. All of the participant's payroll deductions credited to his or her account will be paid to the Employee promptly after receipt of such notice of withdrawal, and no further payroll deductions will be made during such Offering. The Company may, at its option, treat any attempt to borrow by an Employee on the security of his or her accumulated payroll deductions as an election, under 7.2 hereof, to withdraw such deductions.

     8.2 EFFECT ON SUBSEQUENT PARTICIPATION. A participant's withdrawal from any Offering will not have any effect upon his or her eligibility to participant in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

     8.3 TERMINATION OF EMPLOYMENT. Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond 90 days), the payroll deductions credited to the Employee's account will be returned, or, in the case of death subsequent to the termination of employment, to the person or persons entitled thereto under
12.1 hereof.

     8.4 TERMINATION OF EMPLOYMENT DUE TO DEATH. Upon termination of the participant's employment because of his or her death, his or her beneficiary (as defined in 12.1 hereof) shall have the right to elect, by written notice given to the Company prior to the earlier of the Offering Termination Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:

          (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, or

          (b) to exercise the participant's option for the purchase of stock on the Offering Termination Date next following the date of the participant's death for the purchase of the number of full shares of stock which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the Employee pursuant to 6.1), and any excess in such account will be returned to said beneficiary, without interest. In the event that no such written notice of election shall be duly received by the Company, the beneficiary shall automatically be deemed to have elected, pursuant to this paragraph
     (b), to exercise the participant's option.

     8.5 LEAVE OF ABSENCE. A participant on leave of absence shall, subject to the election made by such participant, continue to participate in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more than 90 days and who, therefore, is not an Employee for the purpose of the Plan shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full-time or part-time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such participant's participation in the Plan shall terminate on whichever of such dates first occurs.

                     ARTICLE IX.  INTEREST

     9.1 PAYMENT OF INTEREST. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant Employee; provided, however, that interest shall be paid on any and all money which is distributed to an Employee or his or her beneficiary pursuant to the provisions of 8.3 and 8.4 hereof. Such distributions shall bear simple interest during the period from the date of withholding to the date of return at the regular passbook savings account rates per annum in effect at Bank One, Texas, N.A. during the applicable Offering period or, if such rates are not published or otherwise available for such purpose, at the regular passbook savings account rates per annum in effect during such period at another major commercial bank in Dallas, Texas selected by the Board of Directors or the Committee. Where the amount returned represents an excess amount in an Employee's account after such account has been applied to the purchase of stock, the Employee's withholding account shall be deemed to have been applied first toward purchase of stock under the Plan, so that interest shall be paid on the last withholdings during the period which results in the excess amount.

                       ARTICLE X.  STOCK

     10.1 MAXIMUM SHARES. The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in 12.4 hereof shall be 50,000 shares in each semi-annual Offering plus in each Offering all unissued shares from prior Offerings, whether offered or not, not to exceed 500,000 shares for all Offerings. If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI above exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in a nearly uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned as promptly as possible.

     10.2 PARTICIPANT'S INTEREST IN OPTION STOCK. The participant will have no interest in stock covered by his or her option until such option has been exercised.

     10.3 REGISTRATION OF STOCK. Stock to be delivered to a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Company prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

     10.4 RESTRICTIONS ON EXERCISE. The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

          (a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

          (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.

                  ARTICLE XI.  ADMINISTRATION

     11.1 APPOINTMENT OF COMMITTEE. The Board of Directors shall appoint a committee (the "Committee") to administer the Plan, which shall consist of no fewer than three members of the Board of Directors. No member of the Committee shall be eligible to purchase stock under the Plan.

     11.2 AUTHORITY OF COMMITTEE. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

     11.3 RULES GOVERNING THE ADMINISTRATION OF THE COMMITTEE. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

                  ARTICLE XII.  MISCELLANEOUS

     12.1 DESIGNATION OF BENEFICIARY. A participant may file a written designation of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the Treasurer of the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

     12.2 TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with 7.2 above.

     12.3 USE OF FUNDS. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

     12.4 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

          (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this paragraph, any distribution of shares to shareholders in an amount aggregating 20% or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20% of the outstanding shares shall be deemed a stock dividend.

          (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provision of this 12.4 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

     12.5 AMENDMENT AND TERMINATION. The Board of Directors shall have complete power and authority to terminate and amend the Plan; PROVIDED, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to 12.4 hereof);
or (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan.

     12.6 EFFECTIVE DATE. The Plan shall become effective as of January 1, 1998, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before December 31, 1998. If the Plan is not so approved, the Plan shall not become effective.

     12.7 NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

     12.8 EFFECT OF PLAN. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

     12.9 GOVERNING LAW. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

     12.10 NOTICES. All notices to the Company shall be in writing or written telecommunication and deemed effective when received by the Company at:

                        National Energy Group, Inc.
                    4925 Greenville Avenue, Suite 1400
                             Dallas, TX 75206
                          Phone: (214) 692.9211
                          Fax:   (214) 692-5055
                          Attn:  Mr. Philip D. Devlin
                                 General Counsel

(or such other address as may be specified from time to time by the Company); PROVIDED that notice by telecommunication shall be confirmed in writing by personal delivery, U.S. mail, certified mail or registered mail of a copy thereof.